Item 77M - DWS Short Duration Plus Fund (a
Series of DWS Advisor Funds)


At a meeting held on October 10-11, 2006, the Board of Trustees of DWS Short Term Bond Fund, a series of DWS Funds Trust, approved the following:

1. The transfer of all of the assets of DWS
Short Term Bond Fund (the "Acquired Fund"), a series of DWS
Funds Trust, to DWS Short Duration Plus Fund
(the "Acquiring Fund"), a series of DWS Advisor
Funds
(the "Acquiring Trust"), in exchange for shares of the Acquiring Fund and the assumption by the Acquiring
Fund of all of the liabilities of the Acquired
Fund, and the distribution of such shares to the shareholders of the Acquired Fund in complete termination and liquidation of the Acquired Fund.

At a meeting held on October 10-11, 2006, the Board of Trustees of DWS Short Duration Plus
Fund, a
series of DWS Advisor Funds, approved the following:

1. The issuance of shares of beneficial
interest of DWS Short Duration Plus Fund (the
"Acquiring Fund"), a
series of DWS Advisor Funds (the "Acquiring
Trust"), and the assumption by the Acquiring
Fund of all of
the liabilities of DWS Short Term Bond Fund
(the "Acquired Fund"), a series of DWS Funds
Trust (the
"Acquired Trust"), in exchange solely for the transfer of all of the assets of the Acquired
Fund (the "DWS
Short Term Bond Fund Merger").

Effective April 23, 2007, DWS Short Duration
Plus Fund acquired DWS Short Term Bond Fund.

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77M Short Duration Plus.doc